Exhibit 99.1

Contact:

investorrelations@smith-wesson.com

(413) 747-3448

Smith & Wesson to Relocate Headquarters to Tennessee

Move includes headquarters and significant portion of operations due to changing business climate for firearms manufacturing in Massachusetts

SPRINGFIELD, Mass., September 30, 2021 – Smith & Wesson Brands, Inc. (NASDAQ Global Select: SWBI), one of the nation’s oldest firearms manufacturers, announced today that it is moving its headquarters and significant elements of its operations to Maryville, Tennessee in 2023.    Smith & Wesson has been based in Springfield, Massachusetts since the company was incorporated in 1852.

Mark Smith, President and Chief Executive Officer, said “This has been an extremely difficult and emotional decision for us, but after an exhaustive and thorough analysis, for the continued health and strength of our iconic company, we feel that we have been left with no other alternative.” He specifically cited legislation recently proposed in Massachusetts that, if enacted, would prohibit the company from manufacturing certain firearms in the state. “These bills would prevent Smith & Wesson from manufacturing firearms that are legal in almost every state in America and that are safely used by tens of millions of law-abiding citizens every day exercising their Constitutional 2nd Amendment rights, protecting themselves and their families, and enjoying the shooting sports. While we are hopeful that this arbitrary and damaging legislation will be defeated in this session, these products made up over 60% of our revenue last year, and the unfortunate likelihood that such restrictions would be raised again led to a review of the best path forward for Smith & Wesson.”

Smith indicated that the company vetted a number of cities and states and, after careful consideration, made the decision to relocate 750 jobs and its headquarters to Maryville, Tennessee. The key factors in the decision included the following:

•	Support for the 2nd Amendment

•	Business friendly environment

•	Quality of life for employees

•	Cost of living and affordability

•	Access to higher education institutions

•	Availability of qualified labor for its operations and headquarter functions

•	Favorable location for efficiency of distribution

Smith continued, “The strong support we have received from the State of Tennessee and the entire leadership of Blount County throughout this process, combined with the quality of life, outdoor lifestyle, and low cost of living in the Greater Knoxville area has left no doubt that Tennessee is the ideal location for Smith & Wesson’s new headquarters. We would like to specifically thank Governor Lee for his decisive contributions and the entire state legislature for their unwavering support of the 2nd Amendment and for creating a welcoming, business friendly environment.”

Smith & Wesson will also close facilities in Connecticut and Missouri as part of consolidating in Tennessee. This process will result in the company reducing the number of locations it maintains from four to three and will significantly streamline its manufacturing and distribution operations.

The company emphasized that the move will not begin until 2023 and will not have an impact on employees’ jobs until then. “Our loyal employees are the reason for our success and are always our number one priority. We are deeply saddened by the impact that this difficult decision will have on so many of our dedicated employees, but in order to preserve future jobs and for the viability of our business in the long term, we are left with no choice but to relocate these functions to a state that does not propose burdensome restrictions on our company.” Smith said. “We are making this announcement now to ensure that each employee has the time to make the decision that is right for them and their families. We are firmly committed to working on an individual level with each and every one of those who will be affected. We will assist any affected employee who is willing and able to move with financial and logistical relocation assistance. However, we also fully realize that this is simply not feasible for some. Therefore, for any affected employee who cannot move with us, we will offer enhanced severance and job placement services. We understand that this announcement will be very difficult for our employees, and we will do everything we can to assist them during this transition,” Smith said. All employees whose jobs are moved will be given these offers.

Key Facts:

•	The facility in Springfield, Massachusetts will be reconfigured but will remain operational.

•

Smith & Wesson will keep some of its manufacturing operations in Springfield, Massachusetts, including all forging, machining, metal finishing, and assembly of revolvers, and will continue to have over 1,000 employees in the state.

•	The new facility will be built in Maryville, Tennessee and will comprise of the company’s headquarters, plastic injection molding, pistol and long gun assembly, and distribution.

•	Total investment in the project is estimated at $120 million, will be funded from cash on hand, and is expected to be accretive to EPS by $0.10 to $0.12 per year once fully operational.

•	Construction in Maryville, Tennessee is expected to begin in the calendar fourth quarter of 2021 and be substantially complete by the summer of 2023.

•	Upwards of 750 jobs will move from Springfield, Massachusetts; Deep River, Connecticut; and Columbia, Missouri to Maryville, Tennessee.

•

The company’s plastic injection molding facility in Deep River, Connecticut, which services both Smith & Wesson as well as a significant number of external customers, will be sold. The Smith & Wesson portion of the operations will be moved to the new facility in Maryville, Tennessee, however, the external customer business will remain in Connecticut and will be divested.

•	The company’s distribution operations in Columbia, Missouri will be moved to the new facility in Maryville, Tennessee, and the Columbia, Missouri facility will be marketed for sublease.

•	The relocation will have no impact on the company’s operations in Houlton, Maine.

The company will host a conference call September 30, 2021, to discuss the relocation. Speakers on the conference call will include Mark Smith, President and Chief Executive Officer, and Deana McPherson, Executive Vice President and Chief Financial Officer. The conference call may include forward-looking statements. The conference call and webcast will begin at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time). Those interested in listening to the conference call via telephone may call directly at (844) 309-6568 and reference conference identification number 3073758. No RSVP is necessary. The conference call audio webcast can also be accessed live on the company’s website at www.smith-wesson.com, under the Investor Relations section.

About Smith & Wesson Brands, Inc.

Smith & Wesson Brands, Inc. (NASDAQ Global Select: SWBI) is a U.S.-based leader in firearm manufacturing and design, delivering a broad portfolio of quality handgun, long gun, and suppressor products to the global consumer and professional markets under the iconic Smith & Wesson®, M&P®, and Gemtech® brands. The company also provides manufacturing services, including forging, machining, and precision plastic injection molding services. For more information call (800) 331-0852 or visit www.smith-wesson.com.

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, among others, the anticipated move of our corporate headquarters and significant elements of our operations to Maryville, Tennessee in 2023; the uncertainty surrounding legislation recently proposed in Massachusetts that, if enacted, would prohibit the company from manufacturing certain firearms in the state; our expectation that the move will not begin until 2023 and will not have an impact on employees’ jobs until then; our firm commitment to working on an individual level with each and every one of those who will be affected by the move; our commitment to assist any affected employee who is willing and able to move with financial and logistical relocation assistance; our plan to offer enhanced severance and job placement services for any affected employee who cannot move with us; our expectation that the facility in Springfield, Massachusetts will be reconfigured, but will remain operational; our expectation that we will keep some of our manufacturing operations in Springfield, Massachusetts, including all forging, machining, metal finishing, and assembly of revolvers, and will continue to have over 1,000 employees in the state; our expectation that the new facility will be built in Maryville, Tennessee and will consist of our headquarters, plastic injection molding, pistol and long gun assembly, and distribution; our estimation that total investment in the project will be $120 million, funded from cash on hand, and our expectation that it will be accretive to EPS by $0.10 to $0.12 per year once fully operational; our expectation that construction in Maryville, Tennessee will begin in the calendar fourth quarter of 2021 and be substantially complete by the summer of 2023; our expectation that upwards of 750 jobs will move from Springfield, Massachusetts, Deep River, Connecticut, and Columbia, Missouri to Maryville, Tennessee; our expectation that our plastic injection molding facility in Deep River, Connecticut, which services both us as well as a significant number of external customers, will be sold and that the Smith & Wesson portion of the operations will be moved to the new facility in Maryville, Tennessee, however, the external customer business will remain in Connecticut and will be divested; our expectation that our distribution operations in Columbia, Missouri will be moved to the new facility in Maryville, Tennessee and that the Columbia, Missouri facility will be marketed for sublease; and our belief that the relocation will have no impact on our operations in Houlton, Maine. We caution that these statements are qualified by important risks, uncertainties, and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, economic, social, political, legislative, and regulatory factors; the potential for increased regulation of firearms and firearm-related products; actions of social activists that could have an adverse effect on our business; the impact of lawsuits; the demand for our products; the state of the U.S. economy in general and the firearm industry in particular; general economic conditions and consumer spending patterns; our competitive environment; the supply, availability, and costs of raw materials and components; our anticipated growth and growth opportunities; our strategies; our ability to maintain and enhance brand recognition and reputation; our ability to introduce new products; the success of new products; the potential for cancellation of orders from our backlog; and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2021.